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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
MegaWest Energy Corp.

We consent to the inclusion of our report dated July 25, 2007 (except for note 20 which is as of November 6, 2007) with respect to the consolidated balance sheet of MegaWest Energy Corp. as of April 30, 2007 and the consolidated statements of operations, shareholders’ equity (deficiency in assets) and cash flows for the year ended April 30, 2007, our comments on Canada-United States of America reporting differences dated July 25, 2007 (except for note 20 which is as of November 6, 2007), and to the reference to our firm under the heading “Statement by Experts” in this registration statement on Form F-1/A of MegaWest Energy Corp. filed on November 6, 2007.

Signed “KPMG LLP”

Chartered Accountants

Calgary, Canada
November 6, 2007